Exhibit 10.49

Form of Supplemental Agreement to the Meikegaote Goat Milk Formula
Distribution Agreement
(English Translation)

Party A: Tianjin Yayi Industrial Co., Ltd.

Party B:

Based on the principles of equality, mutual benefits, fairness and good faith, the parties reach the following supplemental agreement (this “Agreement”) to the Meikegaote Goat Milk Formula Distribution Agreement (the “Distribution Agreement”) for 2010:

1. Add the following provision to the end of Section 7 (2) of the Distribution Agreement:

Party A shall be entitled to any and all of the rights arising from the payment of such marketing expenses, including but not limited to, barcode fees, in-store promotion personnel management fees, promotion personnel salaries and uniform allowance, third-party DM poster fees, third-party store charges, store promotional advertisement, division displaying, and decoration related to the products in the store. If Party B ceases to conduct business with the retail outlet that it develops, such sales channel shall be owned by Party A and Party B shall assign its rights with respect to this retail outlet to a new distributor designated by Party A.

2. Other issues not covered under this Agreement shall be governed by the terms and provisions of the Distribution Agreement.

3. This Agreement has the same legal force as the Distribution Agreement. This Agreement is executed in two copies and each party holds one. This Agreement becomes effective upon the execution of both parties.

4. The term of this Agreement is the same as the Distribution Agreement.

Party A: Tianjin Yayi Industrial Co., Ltd.

Party B: